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                                                                     EXHIBIT 5.1

                [Letterhead of Wachtell, Lipton, Rosen & Katz]


                                 April 2, 1998



Cullen/Frost Bankers, Inc.
100 West Houston Street
San Antonio, Texas 78205

Re: Registration Statement on Form S-4 Related to the Acquisition of Overton Bancshares, Inc.

Ladies and Gentlemen:

  We have acted as special counsel to Cullen/Frost Bankers, Inc., a Texas corporation (the "Corporation"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the issuance of up to 4,400,000 shares of the Corporation's Common Stock and (the "Common Stock") to be issued by the Corporation in connection with the merger of Overton Bancshares, Inc. with and into the Corporation.

  In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. Based on the foregoing, we are of the opinion that the Common Stock are legally authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock have been issued and paid for upon the terms and conditions set forth in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

  We hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein as the attorneys who passed upon the legality of the Securities, and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Wachtell, Lipton, Rosen & Katz